Exhibit (p)(2)) Code of Ethics of the Advisor

FORWARD MANAGEMENT, LLC

REVISED CODE OF ETHICS

JANUARY 1, 2008

TABLE OF CONTENTS

I. INTRODUCTION AND OVERVIEW	1

II. POLICY OF FORWARD MANAGEMENT	2

III. SECURITIES TRANSACTIONS	2

A. Provisions Applicable to All Employees	2

1. Rule 17j-1	2
2. Prohibition Against Insider Trading	3
3. Prohibition Against Short Term Trading of Forward Funds	6

B. Provisions Applicable to “Access Persons”	6

1. Designation of Access Persons	6
2. Exempted Transactions	7
3. Special Accounts	9
4. Reports and Certifications Required from Access Persons	10

a. Holdings and Account Report	10
b. Quarterly Transaction Report	10

5. Pre-Clearance of IPO and Limited Offering Transactions	10

C. Additional Provisions Applicable to Access Persons Designated as “Investment Employees”	10

1. Designation of Investment Employees	10
2. Pre-Clearance of Personal Securities Transactions	11
3. Black-Out Periods	12
4. Short-Term Trading	12
5. Duplicate Account Statements and Trade Confirmations	12

IV. GIFTS	12

A. Receipt of Gifts	12

B. Giving of Gifts	13

V. VIOLATIONS OF THE CODE	13

VI. CERTIFICATION	13

VII. ANNUAL REPORT TO FORWARD FUNDS BOARD	14

VIII. FORMS	14

IX. EFFECTIVE DATE	14

I.	INTRODUCTION AND OVERVIEW

In our efforts to ensure that Forward Management, LLC (“Forward Management”) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Forward Management and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. Forward Management’s Code of Ethics (the “Code”) is designed to help ensure that we conduct our business consistent with these high standards.

As a registered investment advisor, Forward Management and its employees owe a fiduciary duty to our clients, which requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Forward Management’s advisory clients, including shareholders of the Forward Funds. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients and regardless of the employee’s motivation.

Many potential conflicts of interest can arise in connection with employee personal trading and related activities. The Code contains a number of rules and procedures relating to personal trading by Forward Management’s officers, directors, employees and their families. In addition, certain provisions of the Code apply to personal trading by officers and employees who have been designated as Access Persons.

As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct yourself in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. Forward Management reserves the right, when it deems it necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code.

It is your responsibility to become familiar with the Code and abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions could include termination of employment.

Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Forward Management reserves the right to modify any or all of the policies and procedures set forth in the Code. Should Forward Management revise the Code, you will receive written notification from the firm’s Chief Compliance Officer (“CCO”). It is your responsibility to familiarize yourself with any modifications to the Code.

II.	POLICY OF FORWARD MANAGEMENT

The Code is designed to address and avoid potential conflicts of interest relating to personal trading and other activities and is based on the following underlying principles:

(1) We must at all times place the interests of our clients (including shareholders of the Forward Funds) first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Forward Management’s clients.

(2) We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. This would include, without limitation, making any personal securities transaction on the basis of information that is not available to the general public (i.e. “insider trading”).

(3) Employees should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Forward Management or the Forward Funds could call into question the exercise of your independent judgment.

(4) We must at all times conduct ourselves in a manner that is beyond reproach and that complies with all applicable federal, state and local laws and regulations.

III.	SECURITIES TRANSACTIONS

A.	Provisions Applicable To All Employees

The following provisions apply to all officers, directors and employees (collectively “Employees”) of Forward Management.

1.	Rule 17j-1

Forward Management is the investment advisor to Forward Funds. Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) makes it unlawful for any affiliated person of a fund, its investment advisor or principal underwriter when involved with the sale or purchase (directly or indirectly) of a security held by, or to be acquired by, the fund to:

•	Employ any device, scheme or artifice to defraud the fund;

•

Make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on the fund; or

•	Engage in any manipulative practice with respect to the fund.

No Employee may purchase or sell a security for a personal account if that purchase or sale would violate the policy of Forward Management or Rule 17j-1 of the 1940 Act. In particular, no Employee should buy or sell a security if the Employee knows that Forward Management, or the sub-advisor of any fund for which Forward Management is the advisor, is purchasing or selling, or contemplating purchasing or selling, that same security on behalf of any client account or on behalf of the fund.

2.	Prohibition Against Insider Trading

Forward Management prohibits trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Forward Management’s policy extends to activities within and outside your duties at the firm. The policy extends to all employee trading, either personal or on behalf of others, including on behalf of accounts managed by Forward Management.

The term “insider trading” in not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material nonpublic information,

•

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Generally, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as information that a reasonable investor would consider important to make his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that may be “material” includes, but is not limited to:

•	dividend changes

•	earnings estimates

•	changes in previously released earnings estimates

•	significant merger or acquisition proposals or agreements

•	major litigation

•	liquidation problems

•	extraordinary management developments

Material information does not have to relate to a company’s business. For example, in one case a court found to be material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Legal penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

•	civil injunctions,

•	treble damages,

•	disgorgement of profits,

•	jail sentences,

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, an employee who violates the firm’s Code of Ethics, including this prohibition against insider trading, may face sanctions from the firm up to and including the termination of employment.

Procedures To Implement The Insider Trading Policy

Before trading for yourself or for Forward Management in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Would an investor consider it important in making his/her investment decisions? Would it substantially affect the market price of the securities if generally disclosed?

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after considering the above, you believe the information may be material and non-public:

•	Report the matter immediately to Forward Management’s CCO.

•	Do not purchase or sell the securities on behalf of yourself or Forward Management unless and until you have been given explicit written permission to do so by the CCO.

•

Do not communicate the information inside or outside the firm, other than to the CCO. In addition, you should maintain the security of the information. For example, you should restrict access to computer files containing the material non-public information.

If you have any questions about whether information is material or nonpublic, the applicability or interpretation of these procedures, or the propriety of any action, you must discuss the matter with the CCO before you trade or communicate the information to anyone.

3.	Prohibition Against Short Term Trading of Forward Funds

As investment advisor to Forward Funds, Forward Management prohibits short-term trading of shares of any of the Forward Funds. Short-term or excessive trading may interfere with the efficient management of a fund, increase transaction costs and taxes and may harm a fund’s performance.

It is Forward Management’s policy that Employees hold shares of any of the Forward Funds for a minimum of 90 days. This policy applies to purchases made by Employees through any account including, without limitation, a personal account or the firm’s 401(k) Plan.

B.	Provisions Applicable To “Access Persons”

1.	Designation of Access Persons

For purposes of Rule 17j-1, Rule 204A-1 and the Code, Forward Management has evaluated its designation of Access Persons in light of the business activities of the firm. Forward Management has three main lines of business:

•

Forward Management serves as the investment advisor to Forward Funds, which are primarily sub-advised mutual funds. As the investment advisor to sub-advised mutual funds, Forward Management reviews the performance of the sub-advisors and reviews the activity in the funds. However Forward Management does not make or participate in making day-to-day investment decisions for the sub-advised funds. Those day-to-day investment decisions are made by the sub-advisors for each fund.

•

Forward Management is the investment advisor to separately managed account portfolios. In addition, Forward Management directly manages the Sierra Club Stock Fund, which is a series of Forward Funds. Forward Management makes the day-to-day investment decisions for these separately managed account portfolios and for the Sierra Club Stock Fund.

•

Forward Management distributes separately managed accounts on behalf of other registered investment advisors, primarily Forward Uniplan Advisors. Forward Management does not make or participate in making day-to-day investment decisions for the Forward Uniplan Advisors portfolios.

Forward Management will designate as Access Persons, for purposes of Rule 17j-1, Rule 204A-1 and the Code, those employees, officers and directors who, in the course of their duties have access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any of the Forward Funds, or who are involved in making securities recommendations to clients or who have access to such recommendations that are non-public.

The CCO will keep a list of all Employees who have been designated as Access Persons. The management of Forward Management will notify the CCO of any newly-hired employee who is an Access Person. The CCO will notify all Access Persons of their designation.

The policies and procedures in the Code that apply to Access Persons also apply to all members of the Access Person’s immediate family, which for purposes of the Code refers to:

•	any person living in the Access Person’s household (whether or not related to the Access Person);

•	any partnership of which the Access Person is a General Partner and any limited liability company of which the Access Person is a managing member;

•	any trust controlled by the Access Person;

•	any person to whose financial support the Access Person makes a significant contribution.

For purposes of the Code, each of the above persons and entities will be encompassed within the term “Access Person.”

2.	Exempted Transactions

The policies and procedures in the Code regarding Access Persons apply to all personal securities transactions by Access Persons, unless the transaction is an Exempted Transaction, as defined below.

Exempted Transactions are personal securities transactions by Access Persons in the following:

1.	Shares of registered open-end mutual funds other than the Forward Funds and shares of money market funds (Note that shares of closed-end investment companies, such as ETFs, are not included in the definition of Exempted Transactions.)

2.	Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government

3.	Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit

4.	Commercial paper

5.	Foreign currency

6.	Transactions in derivatives based on any of the above-listed securities

7.	Non-volitional transactions in which the Access Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Access Person)

8.	Acquisitions of securities through dividend reinvestment, acquisitions and sales of securities through automatic rebalancing plans, and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders

9.	Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code

10.	Receipt of securities or options pursuant to an employment arrangement, provided that the sale of the securities are subject to the Code

11.	Acquisition of securities by an Access Person of the securities of the Access Person’s employer or affiliate thereof, provided that the sale of the securities is subject to the Code

3.	Special Accounts

Additionally, transactions in an account over which the Access Person exercises no direct or indirect influence or control (“Special Account”) may be excluded from the Code (and treated as Exempted Transactions) provided that prior written approval for exclusion from the Code is obtained from the CCO. An account will be deemed a Special Account provided all of the following conditions are met:

•	The Access Person discloses to the CCO the existence of the Special Account and allows the CCO to review, at his or her discretion, the governing documents of such Special Account;

•

The Access Person establishes to the satisfaction of the CCO that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

•	The Access Person completes a Special Account Certification on an annual basis or such other certification that the CCO may deem acceptable;

•

The Access Person establishes to the satisfaction of the CCO that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account (“Control Persons”);

•

The Access Person does not disclose to the Control Persons any action that Forward Management or the fund sub-advisor may take, or have or have not taken, or any consideration by Forward Management or the fund sub-advisos of any action with respect to any security; and

•

The Control Persons do not disclose to the Access Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

Determinations as to whether an account is a Special Account will be made on a case-by-case basis. Forward Management reserves the right to require additional procedures to be followed, as Forward Management deems necessary or appropriate. Further, Forward Management reserves the right, in the discretion of its legal counsel, to revoke the Special Account designation at any time.

4.	Reports and Certifications Required From Access Persons

a.	Holdings and Account Report

Within 10 days after a person becomes an Access Person and annually thereafter within 10 business days of the close of each calendar year, all Access Persons must disclose to Forward Management a list of all securities holdings (other than interests in Exempted Transactions), a list of all brokers, dealers and/or banks where they maintain a securities account, and the account number(s) and name(s) in which such accounts are held. This disclosure shall be made on the Holdings and Account Report form attached hereto as Exhibit C.

Forward Management is sensitive to an Access Person’s privacy concerns and will endeavor not to disclose the contents of an Access Person’s holdings to anyone unnecessarily. To further protect the privacy of Access Persons, the Initial Holdings list allows Access Persons to indicate a range of dollar values for each holding, rather than the exact dollar value of the holding.

b.	Quarterly Transaction Report

Within 30 days after the end of the calendar quarter, an Access Person must submit to Forward Management a Quarterly Securities Transaction Report in the form attached hereto as Exhibit D. The Access Person will disclose on the Quarterly Securities Transaction Report all transactions in securities (other than Exempted Securities) during the quarter. If no securities transactions occurred during the relevant quarter, the Access Person must file a Quarterly Transaction Report so indicating.

5.	Pre-Clearance of IPO and Limited Offering Transactions

Access Persons may not directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering without first obtaining approval from the CCO. The CCO will prepare and maintain a written authorization for the transaction to memorialize an oral authorization granted.

C.	Additional Provisions Applicable to Access Persons Designated as “Investment Employees”

1.	Designation of Investment Employees

As noted above, Forward Management directly manages separately managed account portfolios and directly manages the Sierra Club Stock Fund, which is a series of Forward Funds. Forward Management makes the day-to-day investment decisions for these portfolios and for the Sierra Club Stock Fund.

For purposes of this Code, Forward Management designates as “Investment Employees” those Access Persons who, in the course of their regular functions or duties with respect to the separately managed account portfolios or Sierra Club Stock Fund (i) make, or participate in making, the investment decisions (e.g., portfolio managers), (ii) make or participate in making recommendations, including providing information and advice to portfolio managers (e.g., research analysts), or (iii) execute a portfolio manager’s decisions (e.g., traders or trade support employees).

The CCO will keep a list of all Employees who have been designated as Investment Employees. The management of Forward Management will notify the CCO of any newly-hired employee who is designated as an Investment Employee. The CCO will notify all Investment Employees of their designation.

The policies and procedures in the Code that apply to Investment Employees also apply to all members of the Investment Employee’s immediate family, as defined above.

The policies and procedures in the Code regarding Investment Employees apply to all personal securities transactions by Investment Employees, unless the transaction is an Exempted Transaction, as defined above or unless the transaction is specifically exempted below.

2.	Pre-clearance of Personal Securities Transactions

No Investment Employee may buy or sell any non-exempted security without first obtaining prior written clearance from the Chief Administrative Officer. The Chief Administrative Officer will obtain prior written pre-clearance for his personal transactions from the CCO. For purposes of this pre-clearance section only, investments in the Forward Funds made in the Forward Management 401(k) Plan are considered to be exempted transactions and do not require pre-clearance. The Investment Employee is responsible for requesting and obtaining pre-clearance from the Chief Administrative Officer using the form attached to this Code as Exhibit E.

Transaction orders must be filled within three trading days after the day approval is granted. If pre-cleared transactions are not completed in that time frame, a new clearance must be obtained.

The Chief Administrative Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. In general, the Chief Administrative Officer may refuse to approve any proposed trade that (a) involves a security that is being purchased or sold by Forward Management on behalf of any advisory account or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of Forward Management; (c) breaches a fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the 1940 Act; or (e) creates an appearance of impropriety.

Transactions effected without pre-clearance are subject to being reversed and, if the Investment Employee made profits on the transaction, to disgorgement of such profits.

3.	Black-Out Periods

No Investment Employee may purchase a security within five business days before a client account buys or sells the same security. No Investment Employee may sell a security within five business days after a client account buys or sells the same security.

4.	Short-Term Trading

No Investment Employee may purchase and subsequently sell a security within any sixty-day period unless the transaction is approved prospectively in writing by the Chief Administrative Officer. In approving or disapproving the transaction, the Chief Administrative Officer shall consider the totality of circumstances including whether the trade would involve a breach of any fiduciary duty; whether it would otherwise be inconsistent with applicable laws and Forward Management policy; any special circumstances that necessitate the trade; and whether the trade would create an appearance of impropriety.

5.	Duplicate Account Statements and Trade Confirmations

In addition to the reports and certifications required from Access Persons, Investment Employees will cause duplicate account statements and trade confirmations for each personal account to be sent to the CCO at the following address: Forward Management, LLC, Attn: Chief Compliance Officer, 433 California Street, 11th Floor, San Francisco, CA 94104.

IV.	GIFTS

A.	Receipt of Gifts

On occasion you may be offered, or may receive, gifts from clients, brokers, vendors or other persons not affiliated with Forward Management. In order to avoid the appearance of a conflict of interest regarding your independence or objectivity, all employees must refuse to accept gifts or business entertainment that is so lavish or extensive in nature that it could be judged to have the likely effect of causing a reasonable person in your position to act in a manner inconsistent with the best interests of the clients. You may not solicit any gift.

No employee may accept any gift or other item of more than nominal value from any person or entity that does business with, or hopes to do business with, Forward Management or from any current or potential client of Forward Management. You may accept gifts with a reasonable value of no more than $100 annually from one person or entity, promotional items (e.g., pens, mugs), and customary business meals and entertainment (e.g., sporting events) at which both you and the giver are present. Please note that if you accept tickets from a giver who does not accompany you to the event, the tickets are deemed to be a gift and are subject to the $100 annual limitation.

Employees must report promptly to the CCO any personal gift presented to them by someone outside Forward Management that is more than of nominal value, as defined above. If a gift appears to be excessive in value, the CCO, in consultation with senior management, will determine the appropriate response, which may include, among other outcomes, returning it to the giver, giving it to charity, or sharing it among all Firm employees.

B.	Giving of Gifts

You may not give any gift with a fair market value in excess of $100 per year to clients of the firm or to persons associated with securities or financial organizations, including exchanges, other investment advisors, broker-dealers, commodity firms, and news media. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

You must never give or receive gifts or entertainment that would be embarrassing to either you or to Forward Management if made public.

V.	VIOLATIONS OF THE CODE

Forward Management views violations of the Code to be a serious breach of the firm’s rules. Consequently, any employee who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment. In addition, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery.

Any employee who has become aware of a violation, or a potential violation, of the Code should promptly report such violation to the CCO. The CCO will initiate a prompt investigation and will discuss the results with senior management of Forward. It is the policy of Forward that no reprisal will be taken against any Employee who reports a violation or potential violation of the Code as provided in this section.

VI.	CERTIFICATION

Each employee is required to certify that he or she has read, understands and has complied with (or, in the case of a newly-hired employee, will comply with) the Code. This Certification of Compliance is required upon commencement of employment (on the form attached as Exhibit A) and annually thereafter within two weeks after the end of each calendar year (on the form attached as Exhibit B).

VII.	ANNUAL REPORT TO FORWARD FUNDS BOARD

The CCO annually will prepare a report to the Board of Trustees of Forward Funds that summarizes existing procedures concerning personal trading (including any changes in the Code), highlights violations of the Code requiring significant remedial action, and identifies any recommended changes to the Code.

VIII.	FORMS

Attached to the Code are the following forms of documents:

A.	Initial Certification of Compliance with Code of Ethics

B.	Annual Certification of Compliance with Code of Ethics

C.	Access Persons Holdings and Account Report

D.	Access Persons Quarterly Transactions Report

E.	Investment Employees Personal Securities Transaction Pre-Approval Request Form

IX.	EFFECTIVE DATE

This Revised Code is Effective as of January 1, 2008.

INITIAL CERTIFICATION OF COMPLIANCE

WITH

THE FORWARD MANAGEMENT, LLC

CODE OF ETHICS

(To be completed by all Employees)

I hereby acknowledge receipt of the Forward Management, LLC Code of Ethics (the “Code”).

I hereby certify that I:

(a) recently have read the Code;

(b) acknowledge that I am subject to the provisions of the Code; and

(c) will comply with the Code.

Name:
(Please print clearly)

Signature:
Date:

EXHIBIT A

ANNUAL CERTIFICATION OF COMPLIANCE

WITH

THE FORWARD MANAGEMENT, LLC

CODE OF ETHICS

(To be completed by all Employees)

I hereby acknowledge receipt of the Forward Management, LLC Code of Ethics (the “Code”).

I hereby certify that I:

(a) recently have read the Code;

(b) acknowledge that I am subject to the provisions of the Code; and

(c) have complied and will continue to comply with the Code.

Name:
(Please print clearly)

Signature:
Date:

EXHIBIT B

FORWARD MANAGEMENT, LLC

PERSONAL HOLDINGS AND BROKERAGE ACCOUNTS

To be completed by Access Persons

Please list below the securities (other than Exempted Transaction securities) and brokerage accounts held by you and all members of your immediate family (as defined in the Code of Ethics). You may attach a list instead of completing this form.

By signing this form, I certify that the disclosures below are complete and accurate.

NAME:                                                                                                                                                (please print)

SIGNATURE:                                                                                                      DATE:

1.	EQUITY AND EQUITY-RELATED INVESTMENTS

Market Value of Securities (Check one)

Issuer	Nature of Investment	Less than $1,000	$1,000 to $5,000	$5,001 to $25,000	More than $25,000	No value to report

EXHIBIT C

2.	FIXED INCOME INVESTMENTS (Debt Instruments)

Market Value of Securities (Check one)

Issuer	Nature of Investment	Less than $1,000	$1,001 to $5,000	$5,001 to $25,000	More than $25,000	No value to report

3.	OTHER INVESTMENTS (Limited Partnerships, etc.)

Market Value of Securities (Check one)

Issuer	Nature of Investment (include percentage of ownership, if known)	Less Than $1,000	$1,001 to $5,000	$5,001 to $25,000	More Than $25,000	No value to report

4.	BROKERAGE ACCOUNTS. Please include all accounts. Please indicate if the account has been designated as a “Special Account” under the Code of Ethics.

Name of Brokerage Firm	Address	Name of Broker (if any)	Account Number	Name In Which Account Held

FORWARD MANAGEMENT, LLC

QUARTERLY TRANSACTION REPORT

To be completed by Access Persons

1ST Q	2ND Q	3RD Q	4TH Q

2008

Name:
(Print Name)

Choose One:

         I hereby certify that neither I nor any Access Person had any securities transactions that are required to be reported under the Code of Ethics for the above-circled quarter.

or

         I hereby certify that the following is a complete list of all securities transactions that are required to be reported under the Code of Ethics for the above-circled quarter.

Signature:	Date:

Trans. Date	Buy/ Sell	# of Shares	Price per Share	Security Name and Symbol	Brokerage Firm	Account Number	Name In Which Account Held

EXHIBIT D

FORWARD MANAGEMENT, LLC

PERSONAL SECURITIES TRANSACTION PRE-APPROVAL REQUEST

To be completed by Investment Employees

Employee Name	___________________________________________________________________

Trade Date	___________________________________________________________________

Broker/Dealer	___________________________________________________________________

Account No.	___________________________________________________________________

Security Name/Description	___________________________________________________________________

Security Symbol	___________________________________________________________________

Number of Shares/Amount	___________________________________________________________________

Buy/Sell/Sell Short/Cover	___________________________________________________________________

Note: You are not authorized to place this trade until this request has been approved in writing below.

Approved:

__________________________________

Print Name of Approver:

Date of Approval:

EXHIBIT E